EXHIBIT 99.1

November 2, 2011

Eagle Rock Reports Third Quarter 2011 Financial Results

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced its unaudited financial results for the three months and nine months ended September 30, 2011. Key financial results for the third quarter 2011 included the following:

•	Reported Adjusted EBITDA of $62.2 million, up 15% from the $54.0 million reported in second quarter 2011.

•	Reported Distributable Cash Flow of $36.1 million, an increase of approximately 17% as compared to the $31.0 million reported in second quarter 2011.

•	Announced a quarterly distribution with respect to the third quarter of 2011 of $0.20 per common unit, an approximate 7% increase from the $0.1875 per common unit paid for the second quarter of 2011.

•
Reported Net Income of $97.4 million, up 77% as compared to the $55.1 million reported for the second quarter of 2011; the increase was driven primarily by unrealized mark-to-market gains on the Partnership's commodity derivative portfolio.

Other notable activities of the Partnership during the third quarter of 2011 included the following:

•
Announced the intention to install a recently acquired 60 MMcf/d high efficiency cryogenic processing facility (the Woodall Plant) in Hemphill County, Texas in the first quarter of 2012 to service production from the Granite Wash play.

•
Secured a substantial increase in committed natural gas liquids transportation and fractionation capacity out of the Texas Panhandle to support additional volumes from the Phoenix-Arrington Ranch Plant expansion and the new Woodall Plant.

•	Received proceeds of $32.3 million from the exercise of 5.4 million warrants on August 15, 2011. The Partnership used the proceeds to repay outstanding borrowings under its revolving credit facility.

“We are pleased with our third quarter results,” said Joseph A. Mills, Eagle Rock's Chairman and Chief Executive Officer. “Both of our lines of business performed well during the third quarter despite the volatility in commodity prices. In our Upstream Business, we remain focused on developing our extensive inventory of drilling opportunities in the Golden Trend and the Cana Shale. In our Midstream Business, we continue to demonstrate our commitment to our producer customers by expanding our processing capacity to meet their growing needs. We have completed the Phoenix-Arrington Ranch Plant expansion and are scheduled to have our Woodall and Wheeler Plants online in the Granite Wash play of the Texas Panhandle in 2012.”

Recent Announcements

On October 31, 2011, the Partnership announced its intention to install a 125 MMcf/d high efficiency cryogenic processing plant in Wheeler County, Texas, in the heart of the prolific Granite Wash play. The Partnership expects the installation of the new processing plant (to be named the “Wheeler Plant”) and the construction of the associated infrastructure to be completed early in the fourth quarter of 2012. Eagle Rock also announced that construction of the 30 MMcf/d expansion of its Phoenix-Arrington Ranch Plant in Hemphill County, Texas is complete. Following the installation of the Woodall and Wheeler plants in 2012, the Partnership will have over 300 MMcf/d of high efficiency processing capacity serving its producer customers in the Granite Wash play of the Texas Panhandle.

On October 4, 2011, the Partnership announced a 6% increase in the upstream component of the borrowing base under its senior secured credit facility, from $353 million to $375 million. Total commitments under the credit facility remained unchanged at $675 million.

Third-Quarter 2011 Financial and Operating Results

Eagle Rock analyzes and manages its operations under six segments: four segments in its Midstream Business - the Texas Panhandle, East Texas/Louisiana, South Texas and Gulf of Mexico Segments - and the Upstream and Corporate and Other Segments. The Corporate and Other Segment includes the Partnership's general and administrative expenses, commodity risk management portfolio, and other corporate activities. The following discussion of Eagle Rock's operating income by business segment compares the Partnership's financial results in the third quarter of 2011 to those of the second quarter of 2011. The Partnership believes comparing these periods is more illustrative of current operating trends than comparing the current quarter to results achieved in the third quarter of 2010. Please refer to the financial tables at the end of this release for further detailed information. In comparing the Partnership's third quarter 2011 financial results against prior periods, including those presented for comparison only in the financial tables at the end of this release, note that all historical financial results for the Partnership's Minerals Business, which was sold during the second quarter of 2010, and a small, non-core gathering system accounted for in the Partnership's South Texas Segment, which was sold in the second quarter of 2011, have been removed from the operating financial results and are reflected in Discontinued Operations.

Midstream Business - Operating income from continuing operations for the Midstream Business, excluding the impact of impairments, in the third quarter of 2011 decreased by approximately $3.0 million compared to the second quarter of 2011. The primary reason for this decrease was lower average realized commodity prices and a 3% decrease in gas gathering volumes as compared to the second quarter of 2011. These factors more than offset the positive impact of an 11% increase in combined natural gas liquid (“NGL”) and condensate equity volumes in the third quarter.

In the Texas Panhandle, gathered volumes were up approximately 6%, with combined equity NGL and condensate volumes up approximately 16%, as compared to the second quarter of 2011. Increased gathering volumes are primarily a result of an increase in drilling activity in the Partnership's East Panhandle system serving the Granite Wash play. Combined equity NGL and condensate volumes were higher in the third quarter due to curtailed customer production and reduced NGL recoveries in the second quarter resulting from damage at the Partnership's Cargray plant due to the severe weather in the first quarter. The Cargray plant was repaired in late June and is now performing consistent with its prior operating performance.
In East Texas/Louisiana, gathered volumes were down approximately 10% and combined equity NGL and condensate volumes were down approximately 7%, compared to the second quarter of 2011. The decrease in gathered volumes and combined equity NGL and condensate volumes were due to natural declines in the production of the existing wells and delays due to certain mechanical and completion difficulties experienced by the Partnership's producer customers during the quarter.
In South Texas, gathered volumes were down approximately 2 MMcf/d due to natural production declines. Combined equity NGL and condensate volumes remained minimal in the third quarter due to the low liquid content in the natural gas gathered by the Partnership's South Texas gathering systems.

In the Gulf of Mexico, gathered volumes were down approximately 2% and equity NGL volumes were down approximately 9%, as compared to the second quarter of 2011. Gathered volumes and equity NGL volumes were down as a result of the Partnership's ownership interest in the Yscloskey Plant decreasing (by virtue of an annual volume-based ownership adjustment mechanism) from approximately 11.5% to approximately 10.5%, effective September 1, 2011. In addition, the Yscloskey Plant was down for approximately two weeks due to scheduled maintenance during the month of September.

Upstream Business - Operating income for Eagle Rock's Upstream Business in the third quarter of 2011, excluding the impact of impairments, increased by $1.6 million, or approximately 6%, compared to the second quarter of 2011. The increase was primarily attributable to the full quarter of production from the Mid-Continent assets which Eagle Rock acquired on May 3, 2011. Production volumes in the Upstream Business averaged 81.1 MMcfe/d during the quarter, an increase of approximately 24% over the second quarter of 2011. In addition to the increase in production volumes, the Partnership also benefited from higher realized natural gas and sulfur prices, as well as lower unit operating costs, as compared to the second quarter of 2011. These positive factors were partially offset by an 8% and 10% decrease in realized oil and NGL prices, respectively.

In addition, the Partnership completed a nine day turnaround at its Big Escambia Creek facility in September. The total impact lowered operating income during the third quarter by approximately $3 million.

Corporate Segment - The Partnership recorded a realized commodity derivative settlement net loss of $2.7 million in the third quarter of 2011, as compared to a realized net loss of $8.8 million in the second quarter of 2011. The net loss was lower in the third quarter primarily due to lower crude oil, condensate and NGL settlement prices during the third quarter of 2011, as compared to the second quarter of 2011.

Total revenue for the third quarter of 2011, including the impact of Eagle Rock's realized and unrealized commodity derivative gains and losses, was $375.8 million, up 21% compared with the $311.7 million reported for the second quarter of 2011. The increase in revenue was primarily due to higher unrealized gains on commodity derivatives compared to the second quarter of 2011. Eagle Rock recorded an unrealized gain on commodity derivatives of $97.0 million in the third quarter 2011, as compared to an unrealized gain on commodity derivatives of $43.2 million in the second quarter 2011. The unrealized gain on commodity derivatives is a non-cash, mark-to-market amount which includes the amortization of commodity hedging costs.

Adjusted EBITDA was $62.2 million and Distributable Cash Flow was $36.1 million for the third quarter of 2011. The Partnership's distribution of $0.20 per common unit with respect to the third quarter of 2011 will be paid on Monday, November 14, 2011 to the Partnership's common unitholders of record as of the close of business on Monday, November 7, 2011, excluding unitholders of record with respect to 1,257,565 restricted common units granted on November 1, 2011 pursuant to the Partnership's Long Term Incentive Plan.

Update Regarding Distribution Policy

As previously stated, management anticipates recommending to the Board of Directors further increases in the distribution in 2011 and 2012, with the expectation and objective of reaching an annualized distribution rate of $1.00 per unit by the end of 2012.

Management's intentions around future distribution recommendations are subject to change, however, should factors affecting the general business climate, market conditions, commodity prices, the Partnership's specific operations, performance of the Partnership's underlying assets, applicable regulatory mandates, or the Partnership's ability to consummate accretive growth projects differ from current expectations.

Actual future distributions will be determined, declared and paid at the discretion of the Board of
Directors.

Capitalization and Liquidity Update

Total debt outstanding as of September 30, 2011 was $741 million. As of September 30, 2011 the debt outstanding under the Partnership's senior unsecured notes was $297.9 million net of an unamortized debt discount of $2.1 million. Total debt outstanding as of September 30, 2011 under the Partnership's senior secured credit facility was $443 million, a decrease of $5.0 million from the amount outstanding at the end of the second quarter of 2011. The Partnership's overall liquidity position in the quarter benefited from $32.3 million of proceeds received from the exercise of 5,390,384 warrants on August 15, 2011.

The Partnership is in compliance with its financial covenants and has no maturities under its credit facility until June 2016. Availability under the credit facility is subject to a borrowing base comprised of two components: the upstream component and the midstream component. As of September 30, 2011, the Partnership had approximately $228 million of availability under the credit facility, based on its outstanding commitments.

Capital Expenditures

In its 2011 capital budget, which excludes capital expenditures that were part of satisfying the purchase price for the Partnership's Mid-Continent assets acquired May 3, 2011 (but which includes capital expenditures on such assets after May 3, 2011), the Partnership estimates it will spend a total of approximately $196 million in 2011 on capital expenditures, including approximately $40 million related to the installation of the Woodall Plant.

The Partnership expects its capital expenditures to increase in response to environmental compliance associated with sulfur dioxide (SO2) emissions. The Partnership has certain permit obligations to lower its SO2 emissions at its Alabama plant operations. Additionally, in mid-2010, the Environmental Protection Agency (“EPA”) enacted new National Ambient Air Quality Standards (“2010 NAAQS”) which substantially lowered the emissions limits for SO2 and mandated timelines for compliance. In order to fulfill its permit obligations, comply with the new 2010 NAAQS requirements and replace and upgrade certain aging assets in the Partnership's

Alabama facilities, the Partnership expects to incur approximately $50 million over the next several years to enhance its SO2 recovery capabilities at its Alabama operations. The expected facility upgrades to Eagle Rock's Alabama operations should not only increase the marketable sulfur recovered from the inlet gas stream, but also are anticipated to reduce plant fuel consumption, improve the plant's operating reliability and extend the plant's operating life. Management does not anticipate, however, that the required spending will generate returns consistent with the Partnership's internal rate of return thresholds for discretionary capital investment.

Management expects a substantial percentage of the total capital invested to achieve the SO2 emissions standard at the Partnership's Alabama operations will be classified as maintenance capital, and therefore will reduce the amount of distributable cash flow Eagle Rock recognizes in the periods in which the capital is spent. Management, based on its current expectations, does not believe the additional maintenance capital will impact its objective of recommending a distribution at an annualized rate of $1.00 per common unit by the end of 2012; it will, however, reduce the Partnership's distribution coverage ratio in the periods in which the capital is spent.

Hedging Update

On October 17 and 20, 2011, the Partnership entered into the hedges outlined below to replace a portion of its 2012 “proxy hedges” (where one commodity is hedged with a closely-correlated commodity) with direct NGL product hedges.

NYMEX WTI Crude to Direct NGL Product Hedges:

Product / (Type)	Quantity	Price	Term
WTI Crude (Swap Unwind)	(7,800) Bbls/month	$97.42	Cal. 2012
WTI Crude (Remaining Swap)	12,200 Bbls/month	$103.31	Cal. 2012
Note: Proceeds from unwind rolled into strike price on remaining volumes.

Product / (Type)	Quantity	Price	Term
OPIS Propane (Swap)	961,800 Gallons/month	$1.3425	Cal. 2012
OPIS IsoButane (Swap)	310,800 Gallons/month	$1.7700	Cal. 2012
OPIS Normal Butane (Swap)	453,600 Gallons/month	$1.6700	Cal. 2012
OPIS Natural Gasoline (Swap)	252,000 Gallons/month	$2.1900	Cal. 2012

NYMEX Henry Hub Natural Gas to Direct Ethane Hedges:

Product / (Type)	Quantity	Price	Term
Natural Gas (Swap Offset)	(260,000) MMbtu/month	$3.965	Jan-Jun 2012
OPIS Ethane (Swap)	3,150,000 Gallons/month	$0.7300	Jan-Jun 2012
Note: Natural gas transaction offsets an existing hedge with the same counterparty.

As a result of the hedges outlined above:

•	Approximately 78% of Eagle Rock's expected 2012 heavy NGL (C3+) exposure is hedged directly by specific product.

•	Approximately 35% of Eagle Rock's expected 2012 ethane exposure is hedged directly.

Note the preceding hedge discussion excludes the derivative activity associated with the Partnership's natural gas marketing and trading subsidiary.

For more details regarding these hedging transactions and the Partnership's overall hedging portfolio, please visit Eagle Rock's website at www.eaglerockenergy.com under the Investor Relations tab, Presentations, Commodity Hedging Update.

Conference Call

Eagle Rock will hold a conference call to discuss its third quarter 2011 financial and operating results on November 3, 2011 at 2:00 p.m. Eastern Time (1:00 p.m. Central Time).

Interested parties may listen live over the internet or via telephone. To listen live over the internet, log on to the Partnership's web site at www.eaglerockenergy.com. To participate by telephone, the call-in number is 888-680-0860, confirmation code 57796110. Investors are advised to dial into the call at least 15 minutes prior to the call to register. Participants may pre-register for the call by using the following link: https://www.theconferencingservice.com/prereg/key.process?key=PV3689JCR. Interested parties can also view important information about the Partnership's conference call by following this link. Pre-registering is not mandatory but is recommended as it will provide you immediate entry to the call and will facilitate the timely start of the call. Pre-registration only takes a few minutes and you may pre-register at any time, including up to and after the start of the call. An audio replay of the conference call will also be available for thirty days by dialing 888-286-8010, confirmation code 88780783. In addition, a replay of the audio webcast will be available by accessing the Partnership's website after the call is concluded.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing and trading natural gas, and marketing condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties. Its corporate office is located in Houston, Texas.

References to “Board of Directors” are to the board of directors of Eagle Rock Energy G&P, LLC, the general partner of Eagle Rock Energy GP, L.P., the general partner of Eagle Rock Energy Partners, L.P.

Contacts:

Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying non-GAAP financial measures schedules (after the financial schedules) provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered alternatives to GAAP measures such as net income (loss), operating income (loss), cash flows from operating activities or any other GAAP measure of liquidity or financial performance.

Eagle Rock defines Adjusted EBITDA as net income (loss) plus or (minus) income tax provision (benefit); interest-net, including realized interest rate risk management instruments and other expense; depreciation, depletion and amortization expense; impairment expense; other operating expense, non-recurring; other non-cash operating and general and administrative expenses, including non-cash compensation related to our equity-based compensation program; unrealized (gains) losses on commodity and interest rate risk management related instruments; (gains) losses on discontinued operations and other (income) expense.

Eagle Rock uses Adjusted EBITDA as a measure of its core profitability to assess the financial performance of its assets. Adjusted EBITDA also is used as a supplemental financial measure by external users of Eagle Rock's financial statements such as investors, commercial banks and research analysts. For example, the Partnership's lenders under its revolving credit facility use a variant of its Adjusted EBITDA in a compliance covenant designed to measure the viability of Eagle Rock and its ability to perform under the terms of the revolving credit facility; Eagle Rock, therefore, uses Adjusted EBITDA to measure its compliance with its revolving credit facility. Eagle Rock believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance. Adjusted EBITDA is useful in determining Eagle Rock's ability to sustain or increase distributions. By excluding unrealized derivative gains (losses), a non-cash, mark-to-market benefit (charge) which represents the change in fair market value of the Partnership's executed derivative instruments and is independent of its assets' performance or cash flow generating ability, Eagle Rock believes Adjusted EBITDA reflects more accurately the Partnership's ability to generate cash sufficient to pay interest costs, support its level of indebtedness, make cash distributions to its unitholders and finance its maintenance capital expenditures. Eagle Rock further believes that Adjusted EBITDA also portrays more accurately the underlying performance of its operating assets by isolating the performance of its operating assets from the impact of an unrealized, non-cash measure designed to portray the fluctuating inherent value of a financial asset. Similarly, by excluding the impact of non-recurring discontinued operations, Adjusted EBITDA provides users of the Partnership's financial statements a more accurate picture of its current assets' cash generation ability, independently from that of assets which are no longer a part of its operations.

Eagle Rock's Adjusted EBITDA definition may not be comparable to Adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate Adjusted EBITDA in the same manner as Eagle Rock. For example, the Partnership includes in Adjusted EBITDA the actual settlement revenue created from its commodity hedges by virtue of transactions undertaken by it to reset commodity hedges to prices higher than those reflected in the forward curve at the time of the transaction or to purchase puts or other similar floors despite the fact that the Partnership excludes from Adjusted EBITDA any charge for amortization of the cost of such commodity hedge reset transactions or puts. Eagle Rock has reconciled Adjusted EBITDA to the GAAP financial measure of net income (loss) at the end of this release.

Distributable Cash Flow is defined as Adjusted EBITDA minus: (i) maintenance capital expenditures; (ii) cash interest expense; (iii) cash income taxes; and (iv) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income (loss) for the period. Maintenance capital expenditures represent capital expenditures made to replace partially or fully depreciated assets; to meet regulatory requirements; to maintain the existing operating capacity of the Partnership's gathering, processing and treating assets or to maintain the Partnership's natural gas, NGL, crude or sulfur production.

Distributable Cash Flow is a significant performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Actual distributions are set by the Board of Directors.

The GAAP measure most directly comparable to Distributable Cash Flow is net income (loss). Eagle Rock's Distributable Cash Flow definition may not be comparable to Distributable Cash Flow or similarly titled measures of other entities, as other entities may not calculate Distributable Cash Flow (and Adjusted EBITDA, on which it builds) in the same manner as Eagle Rock. See the example given above for Adjusted EBITDA related to amortization of costs of commodity hedges, including costs of hedge reset transactions. Eagle Rock has reconciled Distributable Cash Flow to the GAAP financial measure of net income/(loss) at the end of this release.

This news release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include, but are not limited to, risks related to volatility of commodity prices; market demand for natural gas and natural gas liquids; the effectiveness of the Partnership's hedging activities; the Partnership's ability to retain key customers; the Partnership's ability to continue to obtain new sources of natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership's ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K, filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2010 and the Partnership's Forms 10-Q filed with the SEC for subsequent quarters, as well as any other public filings and press releases.

Eagle Rock Energy Partners, L.P.
Consolidated Statement of Operations
($ in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2011
	2011	2010	2011	2010
REVENUE:
Natural gas, natural gas liquids, oil, condensate and sulfur sales	$269,790	$159,303	$738,162	$516,276	$265,317
Gathering, compression, processing and treating fees	11,567	12,093	37,116	40,806	12,304
Unrealized commodity derivative gains (losses)	97,011	(17,044)	86,164	37,839	43,151
Realized commodity derivative losses	(2,698)	(1,535)	(17,958)	(10,031)	(8,813)
Other revenue	141	100	1,406	(115)	(244)
Total revenue	375,811	152,917	844,890	584,775	311,715

COSTS AND EXPENSES:
Cost of natural gas and natural gas liquids	171,964	106,682	491,957	353,227	172,674
Operations and maintenance	24,897	18,714	66,323	57,511	21,951
Taxes other than income	4,556	2,609	13,061	8,949	5,189
General and administrative	16,068	10,674	43,746	36,491	15,902
Other operating income	—	—	(2,893)	—	(2,893)
Impairment	9,870	3,432	14,754	6,562	4,560
Depreciation, depletion and amortization	35,040	25,892	90,314	80,805	31,576
Total costs and expenses	262,395	168,003	717,262	543,545	248,959
OPERATING INCOME (LOSS)	113,416	(15,086)	127,628	41,230	62,756
OTHER INCOME (EXPENSE):
Interest income	7	9	13	184	3
Interest expense, net	(10,057)	(3,258)	(19,592)	(12,056)	(6,311)
Realized interest rate derivative losses	(3,713)	(5,170)	(13,374)	(15,012)	(4,434)
Unrealized interest rate derivative (losses) gains	(3,165)	(3,112)	2,191	(12,288)	2,791
Other (expense) income	(3)	(30)	(167)	48	(114)
Total other income (expense)	(16,931)	(11,561)	(30,929)	(39,124)	(8,065)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	96,485	(26,647)	96,699	2,106	54,691
INCOME TAX BENEFIT	(1,077)	(1,244)	(1,810)	(970)	(691)
INCOME (LOSS) FROM CONTINUING OPERATIONS	97,562	(25,403)	98,509	3,076	55,382
DISCONTINUED OPERATIONS, NET OF TAX	(197)	166	210	43,811	(311)
NET INCOME (LOSS)	$97,365	$(25,237)	$98,719	$46,887	$55,071

Eagle Rock Energy Partners, L.P.
Consolidated Balance Sheets
($ in thousands)
(unaudited)

	September 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,662	$4,049
Accounts receivable	93,434	75,695
Risk management assets	18,577	—
Prepayments and other current assets	5,943	2,498
Assets held for sale	—	8,615
Total current assets	135,616	90,857
PROPERTY, PLANT AND EQUIPMENT - Net	1,716,875	1,137,239
INTANGIBLE ASSETS - Net	111,264	113,634
DEFERRED TAX ASSET	1,765	1,969
RISK MANAGEMENT ASSETS	38,568	1,075
OTHER ASSETS	21,043	4,623
TOTAL ASSETS	$2,025,131	$1,349,397

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$135,311	$91,886
Due to affiliate	41	56
Accrued liabilities	21,843	10,940
Taxes payable	707	1,102
Risk management liabilities	4,073	39,350
Liabilities held for sale	—	1,705
Total current liabilities	161,975	145,039
LONG-TERM DEBT	740,904	530,000
ASSET RETIREMENT OBLIGATIONS	30,303	24,711
DEFERRED TAX LIABILITY	38,444	38,662
RISK MANAGEMENT LIABILITIES	4,594	31,005
OTHER LONG TERM LIABILITIES	2,473	867

MEMBERS' EQUITY	1,046,438	579,113
TOTAL LIABILITIES AND MEMBERS' EQUITY	$2,025,131	$1,349,397

Eagle Rock Energy Partners, L.P.
Segment Summary
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2011
	2011	2010	2011	2010
Midstream
Revenues:
Natural gas, natural gas liquids, oil and condensate sales (1)	$223,594	$136,665	$634,940	$446,477	$225,749
Gathering and treating services	11,567	12,093	37,116	40,806	12,304
Total revenue	235,161	148,758	672,056	487,283	238,053
Cost of natural gas, natural gas liquids, oil and condensate (2)	186,522	106,682	527,507	353,227	186,577
Operating costs and expenses:
Operations and maintenance	16,716	14,401	48,081	41,507	16,580
Impairment	—	—	4,560	3,130	4,560
Depreciation, depletion and amortization	16,093	18,683	48,250	55,138	16,076
Total operating costs and expenses	32,809	33,084	100,891	99,775	37,216
Operating income from continuing operations	15,830	8,992	43,658	34,281	14,260
Discontinued Operations (3)	(197)	(15)	(194)	363	(449)
Operating income	$15,633	$8,977	$43,464	$34,644	$13,811

Upstream
Revenue
Oil and condensate sales (4)	$24,720	$14,292	$63,774	$37,654	$24,193
Natural gas sales (5)	17,417	2,617	32,697	11,982	11,886
Natural gas liquids sales (6)	12,186	4,231	29,678	15,485	11,826
Sulfur sales (7)	5,057	1,498	12,781	4,678	4,684
Other	141	100	1,406	(115)	(244)
Total revenue	59,521	22,738	140,336	69,684	52,345
Operating costs and expenses:
Operations and maintenance (3)	12,737	6,922	31,369	24,224	10,584
Sulfur disposal costs	—	—	—	729	—
Impairment	9,870	3,432	10,194	3,432	—
Depreciation, depletion and amortization	18,636	6,810	41,046	24,433	15,180
Total operating costs and expenses	41,243	17,164	82,609	52,818	25,764
Operating income	$18,278	$5,574	$57,727	$16,866	$26,581

Corporate and Other
Revenues:
Unrealized commodity derivative gains (losses)	$97,011	$(17,044)	$86,164	$37,839	$43,151
Realized commodity derivative losses	(2,698)	(1,535)	(17,958)	(10,031)	(8,813)
Intersegment elimination - Sales of natural gas, oil and condensate	(13,184)	—	(35,708)	—	(13,021)
Total revenue	81,129	(18,579)	32,498	27,808	21,317
Costs and expenses:
Intersegment elimination - Cost of natural gas, oil and condensate	(14,558)	—	(35,550)	—	(13,903)
General and administrative	16,068	10,674	43,746	36,491	15,902
Intersegment elimination - Operations and maintenance	—	—	(66)	—	(24)
Other operating Income	—	—	(2,893)	—	(2,893)
Depreciation, depletion and amortization	311	399	1,018	1,234	320
Operating income (loss)	$79,308	$(29,652)	$26,243	$(9,917)	$21,915

________________________

(1)	Includes sales of natural gas between Midstream Segments of $4,330 for both of the three and nine months ended September 30, 2011.

(2)
Includes purchases of natural gas between Midstream Segments of $4,330 and purchases of natural gas, oil and condensate from the Upstream Segment of $10,228 and $31,220 for the three and nine months ended September 30, 2011, respectively, and $13,903 for the three months ended June 30, 2011.

(3)	Includes natural gas sales of $66 and $24 from the South Texas Segment to the Upstream Segment for the nine months ended September 30, 2011 and the three months ended June 30, 2011, respectively.

(4)
Includes sales of oil and condensate to the Texas Panhandle Segment of $13,184 and $35,708 for the three and nine months ended September 30, 2011, respectively, and $13,021 for the three months ended June 30, 2011.

(5)
Revenues include a change in the value of product imbalances of $(38), $22, $(48) and $519 for the three and nine months ended September 30, 2011 and 2010, respectively, and $53 for the three months ended June 30, 2011.

(6)
Revenues include a change in the value of product imbalances of $270, $(81), $155 and $(81) for the three and nine months ended September 30, 2011 and 2010, respectively, and $(195) for the three months ended June 30, 2011.

(7)
Revenues include a change in the value of product imbalances of $(125), $27, $(54) and $27 for the three and nine months ended September 30, 2011 and 2010, respectively, and $66 for the three months ended June 30, 2011.

Eagle Rock Energy Partners, L.P.
Midstream Segment
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2011
	2011	2010	2011	2010
Texas Panhandle
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$159,674	$78,905	$436,825	$250,593	$156,073
Gathering, compression, processing and treating services	4,892	2,821	12,905	8,811	4,227
Total revenue	164,566	81,726	449,730	259,404	160,300
Cost of natural gas, natural gas liquids, oil and condensate (1)	129,986	54,783	351,305	176,485	125,391
Operating costs and expenses:
Operations and maintenance	10,828	9,155	31,436	25,666	11,207
Impairment	—	—	4,560	—	4,560
Depreciation, depletion and amortization	9,145	11,702	27,382	34,931	9,116
Total operating costs and expenses	19,973	20,857	63,378	60,597	24,883
Operating income	$14,607	$6,086	$35,047	$22,322	$10,026

East Texas/Louisiana
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$43,817	$37,352	$138,237	$127,816	$47,828
Gathering, compression, processing and treating services	6,123	8,854	22,517	29,532	7,813
Total revenue	49,940	46,206	160,754	157,348	55,641
Cost of natural gas and natural gas liquids	37,892	33,940	120,946	114,622	41,386
Operating costs and expenses:
Operations and maintenance	4,990	4,502	14,193	12,921	4,651
Depreciation, depletion and amortization	4,589	4,631	13,706	13,171	4,561
Total operating costs and expenses	9,579	9,133	27,899	26,092	9,212
Operating income	$2,469	$3,133	$11,909	$16,634	$5,043

South Texas
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$11,042	$12,785	$32,186	$44,766	$11,151
Gathering, compression, processing and treating services	429	207	1,305	1,644	162
Total revenue	11,471	12,992	33,491	46,410	11,313
Cost of natural gas and natural gas liquids	10,910	11,321	31,544	41,624	10,714
Operating costs and expenses:
Operations and maintenance	400	390	1,055	1,530	278
Impairment	—	—	—	3,130	—
Depreciation, depletion and amortization	735	699	2,208	2,215	735
Total operating costs and expenses	1,135	1,089	3,263	6,875	1,013
Operating (loss) income from continuing operations	(574)	582	(1,316)	(2,089)	(414)
Discontinued Operations (2)	(197)	(15)	(194)	363	(449)
Operating income (loss)	$(771)	$567	$(1,510)	$(1,726)	$(863)

Gulf of Mexico
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$9,061	$7,623	$27,692	$23,302	$10,697
Gathering, compression, processing and treating services	123	211	389	819	102
Total revenue	9,184	7,834	28,081	24,121	10,799
Cost of natural gas and natural gas liquids	7,734	6,638	23,712	20,496	9,086
Operating costs and expenses:
Operations and maintenance	498	354	1,397	1,390	444
Depreciation, depletion and amortization	1,624	1,651	4,954	4,821	1,664
Total operating costs and expenses	2,122	2,005	6,351	6,211	2,108
Operating loss	$(672)	$(809)	$(1,982)	$(2,586)	$(395)
____________________

(1)
Includes purchases of natural gas between Midstream Segments of $4,330 and purchases of natural gas, oil and condensate from the Upstream Segment of $10,228 and $31,220 for the three and nine months ended September 30, 2011, respectively, and $13,903 for the three months ended June 30, 2011.

(2)	Includes sales of natural gas of $66 and $24 to the Upstream Segment for the nine months ended September 30, 2011 and the three months ended June 30, 2011, respectively.

Eagle Rock Energy Partners, L.P.
Midstream Operations Information
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2011
	2011	2010	2011	2010
Gas gathering volumes - (Average Mcf/d)
Texas Panhandle	163,665	123,541	154,011	128,201	153,870
East Texas/Louisiana (1)	173,567	205,194	188,431	209,724	191,735
South Texas	25,170	39,792	29,423	54,347	27,221
Gulf of Mexico	113,365	101,473	113,150	100,560	115,581
Total	475,767	470,000	485,015	492,832	488,407

NGLs - (Net equity Bbls)
Texas Panhandle	231,965	198,639	609,097	660,839	181,186
East Texas/Louisiana (1)	89,050	115,625	267,348	328,147	99,483
South Texas	1,248	1,483	3,393	5,994	1,069
Gulf of Mexico	23,981	27,995	74,514	77,961	26,373
Total	346,244	343,742	954,352	1,072,941	308,111

Condensate - (Net equity Bbls)
Texas Panhandle	260,228	303,197	728,860	780,148	243,238
East Texas/Louisiana	10,364	9,457	34,382	29,070	6,939
South Texas	155	(588)	1,045	10,999	—
Total	270,747	312,066	764,287	820,217	250,177

Natural gas short position - (Average MMbtu/d)
Texas Panhandle	(7,418)	(4,776)	(5,517)	(5,405)	(360)
East Texas/Louisiana	523	317	1,129	949	1,717
South Texas	1,235	773	834	995	145
Total	(5,660)	(3,686)	(3,554)	(3,461)	1,502

Average realized NGL price - per Bbl
Texas Panhandle	$53.39	$40.38	$55.28	$44.99	$58.27
East Texas/Louisiana	$50.94	$31.32	$48.94	$34.48	$53.23
South Texas	$58.64	$40.81	$53.41	$45.09	$55.37
Gulf of Mexico	$55.58	$43.52	$56.70	$45.31	$61.23
Weighted Average	$53.08	$37.74	$53.51	$42.15	$56.80

Average realized condensate price - per Bbl
Texas Panhandle	$79.43	$60.82	$82.31	$64.81	$87.54
East Texas/Louisiana	$94.20	$79.15	$95.42	$75.91	$109.51
South Texas	$80.06	$67.24	$82.34	$74.56	$—
Total	$79.74	$60.31	$83.31	$65.33	$88.80

Average realized natural gas price - per MMbtu
Texas Panhandle	$3.86	$3.45	$3.95	$3.98	$4.00
East Texas/Louisiana	$4.43	$4.56	$4.55	$5.15	$4.61
South Texas	$4.21	$4.45	$4.15	$4.60	$4.26
Total	$4.05	$3.97	$4.14	$4.47	$4.18
____________________

(1)
The Partnership changed the way it reports NGL and condensate volumes under certain contracts in its East Texas/Louisiana Segment. For the three and nine months ended September 30, 2011 and the three months ended June 30, 2011, volumes from Eagle Rock's Indian Springs plant, in which the Partnership owns 25%, are included in equity NGL and condensate volumes, as the Partnership believes including these volumes is more illustrative of current operating trends. In addition, volumes associated with a certain contract at the Partnership's Brookeland plant have been excluded from the three and nine months ended September 30, 2011 and three months ended June 30, 2011 due to a change in reporting methodology.

Eagle Rock Energy Partners, L.P.
Upstream Operations Information
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2011
	2011	2010	2011	2010
Upstream
Production:
Oil and condensate (Bbl)	302,766	212,083	772,350	613,315	272,850
Gas (Mcf)	4,274,811	778,793	8,272,176	2,743,883	3,165,060
NGLs (Bbl)	227,614	102,967	533,223	355,470	206,251
Total Mcfe	7,457,091	2,669,093	16,105,615	8,556,593	6,039,672

Sulfur (long ton) (1)	27,706	17,622	71,509	69,929	25,268

Realized prices, excluding derivatives: (2)
Oil and condensate (per Bbl)	$81.65	$60.21	$82.57	$60.98	$88.67
Gas (Mcf)	$4.08	$4.30	$3.95	$4.54	$3.74
NGLs (Bbl)	$52.35	$41.92	$55.37	$45.70	$58.29
Sulfur (long ton) (1)	$187.03	$80.54	$179.48	$75.38	$182.73

Operating statistics:
Operating costs per Mcfe (incl production taxes) (3)	$1.48	$2.59	$1.84	$2.83	$1.75
Operating costs per Mcfe (excl production taxes) (3)	$0.98	$1.93	$1.19	$2.08	$1.04
Operating income per Mcfe	$2.45	$2.09	$3.58	$1.97	$4.40

Drilling program (gross wells):
Development wells	13	3	31	6	18
Completions	13	2	31	5	18
Workovers	5	6	14	13	7
Recompletions	4	5	5	11	1

______________________

(1)
During the three months ended March 31, 2010, an adjustment was made to decrease sulfur volumes by 5,230 long tons related to a prior period adjustment. This adjustment is excluded from the calculation of realized prices.

(2)	Calculation does not include impact of product imbalances.

(3)
Excludes sulfur disposal costs of $729 the nine months ended September 30, 2010 and excludes post-production costs of $1,683 for both the three and nine months ended September 30, 2011, and $63 and $(383) for the three and nine months ended September 30, 2010, respectively.

Non-GAAP Financial Measures
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

Eagle Rock Energy Partners, L.P.
GAAP to Non-GAAP Reconciliations
($ in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2011
	2011	2010	2011	2010
Net (loss) income to Adjusted EBITDA
Net (loss) income, as reported	$97,365	$(25,237)	$98,719	$46,887	$55,071
Depreciation, depletion and amortization	35,040	25,892	90,314	80,805	31,576
Impairment	9,870	3,432	14,754	6,562	4,560
Risk management interest related instruments - unrealized	3,165	3,112	(2,191)	12,288	(2,791)
Risk management commodity related instruments - unrealized, including amortization of commodity derivative costs	(97,011)	17,044	(86,164)	(37,839)	(43,151)
Other Operating Income	—	—	(2,893)	—	(2,893)
Non-cash mark-to-market of Upstream product imbalances	(107)	102	(123)	(465)	76
Unrealized gains from Eagle Rock Gas Services	(538)	—	(538)	—	—
Restricted units non-cash amortization expense	1,507	1,294	3,441	4,652	1,024
Income tax (benefit) provision	(1,077)	(1,244)	(1,810)	(970)	(691)
Interest - net including realized risk management instruments and other expense	13,766	8,470	33,120	26,935	10,856
Other income	—	(21)	—	(99)	—
Discontinued operations	197	(166)	(210)	(43,811)	311
Adjusted EBITDA	$62,177	$32,678	$146,419	$94,945	$53,948

Net (loss) income to Distributable Cash Flow
Net (loss) income, as reported	$97,365	$(25,237)	$98,719	$46,887	$55,071
Depreciation, depletion and amortization expense	35,040	25,892	90,314	82,550	31,576
Impairment	9,870	3,432	14,754	6,562	4,560
Risk management interest related instruments-unrealized	3,165	3,112	(2,191)	12,288	(2,791)
Risk management commodity related instruments - unrealized, including amortization of commodity derivative costs	(97,549)	17,044	(86,702)	(37,839)	(43,151)
Capital expenditures-maintenance related	(11,980)	(7,903)	(30,311)	(19,970)	(11,874)
Non-cash mark-to-market of Upstream product imbalances	(107)	102	(123)	(465)	76
Restricted units non-cash amortization expense	1,507	1,294	3,441	4,652	1,024
Other Operating Income	—	—	(2,893)	—	(2,893)
Income tax (benefit) provision	(1,077)	(1,244)	(1,810)	(940)	(691)
Other income	—	(21)	—	(99)	—
Cash income taxes	(325)	376	(802)	(605)	(268)
Discontinued operations	197	(166)	(210)	(43,811)	311
Distributable Cash Flow	$36,106	$16,681	$82,186	$49,210	$30,950

Supplemental Information
($ in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2011
	2011	2010	2011	2010
Amortization of commodity derivative costs	$—	$437	$—	$3,515	$—

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